Exhibit 99.1

TIME WARNER INC. REPORTS FOURTH-QUARTER AND FULL-YEAR 2012 RESULTS

Fourth-Quarter and Full-Year Highlights

•	Fourth Quarter Adjusted Operating Income grew 16%, driven by record profits at Networks and Film and TV Entertainment

•	Company posted record quarterly Adjusted EPS of $1.17 in the fourth quarter, up 24%

•	Adjusted Operating Income grew 4% in 2012 to $6.1 billion

•	Adjusted EPS rose 13% in 2012 to $3.28

•	Company repurchased 80.4 million shares for $3.3 billion in 2012

•	Board authorized an 11% increase in quarterly dividend and new $4 billion stock repurchase program

NEW YORK, February 6, 2013 – Time Warner Inc. (NYSE:TWX) today reported financial results for the three months and full year ended December 31, 2012.

Chairman and Chief Executive Officer Jeff Bewkes said: “In 2012, we had another strong year financially and operationally while we laid the foundation for continued growth. For the year, Adjusted Operating Income grew 4% to a record $6.1 billion, and Adjusted EPS rose 13% to $3.28. And, in the fourth quarter, both our Networks and our Film and TV Entertainment segments achieved record profits, with our overall Adjusted Operating Income up 16% and Adjusted EPS up 24%. Last year, we also continued to successfully execute against our key strategic priorities, which are to invest aggressively in our content, to lead the digital transition of our industries, to expand internationally and to exercise financial discipline in everything we do. That was evident as HBO won more Primetime Emmy and Golden Globe Awards than any other network; TBS was the number one ad-supported cable network in primetime among adults 18-34; TNT had 5 of the top 10 original programs on ad-supported cable; CNN won election night; Warner Bros. Television again produced more primetime hits than any other studio; Warner Bros. achieved global success and acclaim with films like The Dark Knight Rises, The Hobbit: An Unexpected Journey and Argo; and Time Inc. increased its market share in a difficult publishing environment.”

Mr. Bewkes continued: “At the same time, we continued to expand our TV Everywhere offerings at Turner and HBO, put the full weight of Warner Bros. behind the UltraViolet home entertainment industry standard for storing digital movies in the cloud and launched digital subscriptions for Time Inc.’s domestic magazines on all major tablet platforms. We also continued to return capital to our stockholders, paying over $1 billion in dividends in 2012 and buying back $3.3 billion of our stock. Reinforcing our commitment to return capital and our confidence in our continued growth, this morning we announced that Time Warner’s board authorized a new $4 billion repurchase program beginning with purchases made in January 2013 and an 11% increase in our dividend.”

Full-Year Company Results

Full-year Revenues decreased 1% from 2011 to $28.7 billion, as growth at the Networks segment was more than offset by declines at the Film and TV Entertainment and Publishing segments. Adjusted Operating Income rose 4% from 2011, to $6.1 billion, due to growth at the Networks segment, partially offset by declines at the Publishing and Film and TV Entertainment segments. Operating Income increased 2% from 2011 to $5.9 billion. Adjusted Operating Income and Operating Income margins were 21% in 2012, up from 20% in 2011.

The Company posted 2012 Adjusted Diluted Net Income per Common Share (“Adjusted EPS”) of $3.28, up 13% from $2.89 in the prior year. Diluted Income per Common Share was $3.09 compared to $2.71 in 2011.

In 2012, Cash Provided by Operations from Continuing Operations reached $3.5 billion, and Free Cash Flow totaled $2.9 billion. As of December 31, 2012, Net Debt was $17.0 billion, up from $16.0 billion at the end of 2011, due to the funding of share repurchases and dividends, partially offset by the generation of Free Cash Flow and proceeds from the exercise of stock options.

Fourth-Quarter Company Results

In the fourth quarter of 2012, Revenues were essentially flat at $8.2 billion, as growth at the Networks segment was offset by declines at the Film and TV Entertainment and Publishing segments. Adjusted Operating Income increased 16%, to $2.0 billion, in the quarter due to growth at the Networks and Film and TV Entertainment segments, partially offset by a decline at the Publishing segment. Operating Income increased 21% to $2.0 billion. Adjusted Operating Income and Operating Income margins were 24% and 25% for the fourth quarter of 2012, respectively, compared to 21% and 20%, respectively, in the prior year period.

The Company posted Adjusted EPS of $1.17, up 24% from $0.94 for the year-ago quarter. Diluted Income per Common Share was $1.21 compared to $0.76 in the prior year quarter.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2012 through February 1, 2013, the Company repurchased approximately 84 million shares of common stock for approximately $3.5 billion. These amounts reflect the purchase of approximately 24 million shares of common stock for approximately $1.1 billion since the amounts reported in the Company’s third quarter earnings release issued on November 7, 2012.

In January 2013, the Company’s Board of Directors authorized a total of $4 billion in share repurchases beginning January 1, 2013, which replaces the amount remaining under the prior authorization.

Regular Quarterly Dividend

On February 5, 2013, the Company’s Board of Directors increased the Company’s regular quarterly dividend by 11% to $0.2875 per share.

Segment Performance

Presentation of Financial Information

The schedule below reflects Time Warner’s financial performance for the three months and year ended December 31 by line of business (millions).

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
Revenues:
Networks	$3,665	$3,499	$14,204	$13,654
Film and TV Entertainment(a)	3,723	3,890	12,018	12,638
Publishing	967	1,044	3,436	3,677
Intersegment eliminations	(191)	(240)	(929)	(995)

Total Revenues	$8,164	$8,193	$28,729	$28,974

Adjusted Operating Income (Loss) (b):
Networks	$1,336	$1,144	$4,881	$4,431
Film and TV Entertainment(a)	555	433	1,237	1,279
Publishing	201	224	463	580
Corporate	(95)	(83)	(358)	(336)
Intersegment eliminations	(17)	(13)	(97)	(90)

Total Adjusted Operating Income	$1,980	$1,705	$6,126	$5,864

Operating Income (Loss) (b):
Networks(c)	$1,378	$1,138	$4,719	$4,416
Film and TV Entertainment(a)	552	427	1,228	1,263
Publishing	200	207	420	563
Corporate	(86)	(86)	(352)	(347)
Intersegment eliminations	(17)	(13)	(97)	(90)

Total Operating Income	$2,027	$1,673	$5,918	$5,805

Depreciation and Amortization:
Networks	$90	$92	$355	$367
Film and TV Entertainment(a)	106	99	382	384
Publishing	31	34	127	142
Corporate	7	8	28	29

Total Depreciation and Amortization	$234	$233	$892	$922

(a)

Effective for the first quarter of 2012, Time Warner changed the name of its Filmed Entertainment reportable segment to Film and TV Entertainment. This change did not affect the composition of the segment; accordingly, all prior period financial information related to this reportable segment was unaffected.

(b)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months and year ended December 31, 2012 and 2011 included restructuring and severance costs of (millions):

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
Networks	$(27)	$(18)	$(67)	$(52)
Film and TV Entertainment	(4)	(8)	(23)	(41)
Publishing	(3)	(3)	(27)	(18)
Corporate	(1)	—	(2)	(2)

Total Restructuring and Severance Costs	$(35)	$(29)	$(119)	$(113)

(c)

Operating Income for the year ended December 31, 2012 included $192 million in charges related to the shutdown of Turner’s general entertainment network, Imagine, in India and TNT television operations in Turkey.

Presented below is a discussion of the performance of Time Warner’s segments for the 2012 fourth quarter and full year. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

NETWORKS (Turner Broadcasting and HBO)

Full-Year Results

Revenues rose 4% ($550 million) to $14.2 billion, benefiting from growth of 6% ($504 million) in Subscription revenues and 3% ($119 million) in Advertising revenues, which was partially offset by a 9% ($101 million) decline in Content revenues. The increase in Subscription revenues resulted mainly from higher domestic rates and, to a lesser extent, international growth and an increase in domestic subscribers at HBO, partially offset by the negative effect of foreign currency exchange rates. Advertising revenues benefited primarily from growth at Turner’s domestic networks, due principally to higher pricing and an increase in the number of NBA games. Growth at Turner’s domestic networks was partially offset by decreases at its international networks, which were due primarily to the shutdown of Turner’s general entertainment network, Imagine, in India and TNT television operations in Turkey in the first half of 2012 and the negative effect of foreign currency exchange rates. Content revenues declined due to lower licensing revenues compared to the prior year, which included a domestic cable sale of Sex and the City and a full year of licensing revenues from the TNT television operations in Turkey.

Adjusted Operating Income increased 10% ($450 million) to $4.9 billion, reflecting higher revenues, partly offset by increased expenses, including higher programming costs. Programming costs grew 2%, primarily reflecting higher costs for sports programming, due mostly to an increase in the number of NBA games, and original series, partially offset by the shutdown of Imagine and the TNT television operations in Turkey. Operating Income increased 7% ($303 million) to $4.7 billion. 2012 included $192 million in charges related to the shutdown of the Turner operations in India and Turkey.

TNT finished 2012 with five of the top ten original series on ad-supported cable for the year, more than any other network. TBS ranked as ad-supported cable’s #1 primetime network among adults 18-34 and #3 among adults 18-49 in 2012. Ratings for TBS among adults 18-49 were up nearly 20% in primetime for the year. Adult Swim closed out the year as the #1 ad-supported cable network in total day delivery for adults 18-34. CNN continued to reach more viewers than any other cable news network in 2012 and was the #1 cable news network on election night among adults 25-54.

In 2012, HBO aired three of the top five rated original series in its history and received the most Primetime Emmy awards of any network for the eleventh year in a row. In recent months, HBO extended its domestic output deals with both Twentieth Century Fox and Universal Pictures well into the next decade, helping solidify its position as the leading premium pay television service for first-run theatrical films. During 2012, HBO launched premium pay television services in the Netherlands and the Nordic region and announced plans to launch a premium pay television service in India. At the 70th Annual Golden Globe Awards, HBO won five awards, the most of any network, including Best Television Series – Comedy or Musical for Girls and Best Mini-Series or Motion Picture Made for Television for Game Change.

Fourth-Quarter Results

Revenues increased 5% ($166 million) to $3.7 billion, including increases of 7% ($144 million) in Subscription revenues and 3% ($38 million) in Advertising revenues, partially offset by a decrease of 9% ($29 million) in Content revenues. Similar to the full year results, the increase in Subscription revenues resulted mainly from higher domestic rates and, to a lesser extent, an increase in domestic subscribers at HBO and international growth, partially offset by the negative effect of foreign currency exchange rates. Advertising revenues benefited from domestic growth due to higher pricing, an increase in the number of NBA games and higher ratings at CNN due to the 2012 U.S. presidential election. This growth was partly offset by decreases at Turner’s international networks, which were due primarily to the shutdown of the Turner operations in India and Turkey, described above, and the negative effect of foreign currency exchange rates. Content revenues decreased due mainly to the shutdown of the TNT television operations in Turkey. Adjusted Operating Income rose 17% ($192 million) to $1.3 billion, driven by revenue growth and lower expenses, including lower programming expenses due to timing. Operating Income rose 21% ($240 million) to $1.4 billion.

FILM AND TV ENTERTAINMENT (Warner Bros.)

Full-Year Results

Revenues decreased 5% ($620 million) to $12.0 billion, due mainly to difficult comparisons to 2011. The prior year included significant revenues from the last two Harry Potter films, videogame revenues from Batman: Arkham City and Mortal Kombat 9 and television license fees from the off-network availabilities of The Big Bang Theory and Friends. The decline was offset in part by an increase in initial telecast fees, international syndication revenues and new subscription video-on-demand distribution agreements.

Adjusted Operating Income declined 3% ($42 million) to $1.2 billion, due mainly to lower theatrical and videogames revenues, offset partially by higher television revenues and lower print and advertising costs due to fewer theatrical releases during the year. Operating Income decreased 3% ($35 million) to $1.2 billion.

In 2012, Warner Bros. films grossed $4.3 billion at the worldwide box office, led by The Dark Knight Rises and The Hobbit: An Unexpected Journey, ranking #2. Warner Bros. also achieved the #2 spot in domestic box office share in 2012, with $1.7 billion. In 2012, Warner Bros. remained #1 domestically in overall home entertainment and in each of DVD sales, Blu-ray Disc sales, VOD and EST. For the 2012-2013 television season, Warner Bros. has produced over 55 broadcast and cable series and is again the leading supplier of primetime programming to the broadcast networks. Season-to-date through January 27, Warner Bros. accounts for six of the ten top comedies on broadcast TV, including The Big Bang Theory, TV’s #1 comedy series. At the 70th Annual Golden Globe Awards, Warner Bros. won two awards, including Best Motion Picture – Drama for Argo. For the 85th Academy Awards, Warner Bros. films received 10 nominations, including Best Picture for Argo.

Fourth-Quarter Results

Revenues decreased 4% ($167 million) to $3.7 billion, due mainly to difficult comparisons to the year ago period. The prior year’s quarter included revenues from the home entertainment release of Harry Potter and the Deathly Hallows: Part 2 and from the videogame release of Batman: Arkham City. The decline was offset in part by the global theatrical performance of The Hobbit: An Unexpected Journey and Argo. Adjusted Operating Income increased 28% ($122 million) to $555 million due mainly to the timing and performance of theatrical releases, lower print and advertising expenses, and mix of television product, offset partially by the decline in home entertainment and videogames revenues. Operating Income increased 29% ($125 million) to $552 million.

PUBLISHING (Time Inc.)

Full-Year Results

Revenues declined 7% ($241 million) to $3.4 billion, reflecting decreases of 5% ($104 million) in Advertising revenues, 5% ($61 million) in Subscription revenues and 21% ($83 million) in Other revenues. Advertising revenues decreased due to lower magazine advertising demand, partly offset by revenues from SI.com and Golf.com, the management of which was transferred from Turner to Time Inc. during the second quarter of 2012. The decrease in Subscription revenues was due primarily to lower domestic and international newsstand sales. Other revenues declined mainly due to the absence of Time Inc.’s school fundraising business, QSP, which the Company sold in the first quarter of 2012. For the year, the transfer of SI.com and Golf.com benefited Advertising revenues and negatively impacted Other revenues by similar amounts.

Adjusted Operating Income decreased 20% ($117 million) to $463 million due to the decline in revenues, offset partially by cost savings initiatives. Operating Income decreased 25% ($143 million) to $420 million.

Time Inc.’s 2012 share of overall domestic advertising was 21.5%, up from 21.0% in 2011, again leading the industry (Publishers Information Bureau data).

Fourth-Quarter Results

Revenues declined 7% ($77 million) to $967 million, due mainly to decreases of 39% ($52 million) in Other revenues and 4% ($24 million) in Advertising revenues, while Subscription revenues were flat. Other revenues declined due to the absence of QSP. Adjusted Operating Income decreased 10% ($23 million) to $201 million, primarily due to the absence of QSP. Operating Income decreased 3% ($7 million) to $200 million.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Full-Year Results

For the year ended December 31, 2012, Adjusted EPS was $3.28 compared to $2.89 in 2011. The increase in Adjusted EPS primarily reflected higher Adjusted Operating Income and fewer shares outstanding.

The Company reported Net Income attributable to Time Warner Inc. shareholders of $3.0 billion, or $3.09 per diluted common share in 2012. This compares to Net Income attributable to Time Warner Inc. shareholders in 2011 of $2.9 billion, or $2.71 per diluted common share.

For the years ended December 31, 2012 and 2011, the Company reported Net Income of $3.0 billion and $2.9 billion, respectively.

Fourth-Quarter Results

Adjusted EPS was $1.17 for the three months ended December 31, 2012, compared to $0.94 in last year’s fourth quarter. The increase in Adjusted EPS primarily reflected higher Adjusted Operating Income and fewer shares outstanding.

For the three months ended December 31, 2012, the Company reported Net Income attributable to Time Warner Inc. shareholders of $1.2 billion, or $1.21 per diluted common share. This compares to Net Income attributable to Time Warner Inc. shareholders in 2011’s fourth quarter of $773 million, or $0.76 per diluted common share.

For the fourth quarter of 2012 and 2011, the Company reported Net Income of $1.2 billion and $772 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.

Adjusted Net Income attributable to Time Warner Inc. common shareholders is Net Income attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders excluding the above items.

Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin, Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

For periods ending on or after July 1, 2012, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. For periods ending prior to that date, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. A change to the definition of Free Cash Flow for periods prior to July 1, 2012 to adjust for contingent consideration payments made in connection with acquisitions would have had no impact on the reported Free Cash Flow for such periods. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with securities litigation and government investigations, which reduce liquidity.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Net Income attributable to Time Warner Inc. common shareholders, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income attributable to Time Warner Inc. common shareholders, Diluted Net Income (Loss) per Common Share and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2013 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, February 6, 2013. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Doug Shapiro (212) 484-8926
Michael Kopelman (212) 484-8920

# # #

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	December 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and equivalents	$2,841	$3,476
Receivables, less allowances of $1,757 and $1,957	7,385	6,922
Inventories	2,060	1,890
Deferred income taxes	474	663
Prepaid expenses and other current assets	528	481

Total current assets	13,288	13,432

Noncurrent inventories and theatrical film and television production costs	6,785	6,594
Investments, including available-for-sale securities	2,047	1,820
Property, plant and equipment, net	3,942	3,963
Intangible assets subject to amortization, net	2,108	2,232
Intangible assets not subject to amortization	7,642	7,805
Goodwill	30,446	30,029
Other assets	2,046	1,926

Total assets	$68,304	$67,801

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$8,069	$7,815
Deferred revenue	1,011	1,084
Debt due within one year	749	23

Total current liabilities	9,829	8,922

Long-term debt	19,122	19,501
Deferred income taxes	2,127	2,541
Deferred revenue	523	549
Other noncurrent liabilities	6,825	6,334

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 932 million and 974 million shares outstanding	17	17
Paid-in-capital	154,577	156,114
Treasury stock, at cost (720 million and 678 million shares)	(35,077)	(33,651)
Accumulated other comprehensive loss, net	(988)	(852)
Accumulated deficit	(88,652)	(91,671)

Total Time Warner Inc. shareholders’ equity	29,877	29,957
Noncontrolling interests	1	(3)

Total equity	29,878	29,954

Total liabilities and equity	$68,304	$67,801

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended		Year Ended
	12/31/12	12/31/11	12/31/12	12/31/11
Revenues	$8,164	$8,193	$28,729	$28,974
Costs of revenues	(4,436)	(4,732)	(15,934)	(16,311)
Selling, general and administrative	(1,641)	(1,664)	(6,333)	(6,439)
Amortization of intangible assets	(70)	(67)	(248)	(269)
Restructuring and severance costs	(35)	(29)	(119)	(113)
Asset impairments	(4)	(29)	(186)	(44)
Gain on operating assets, net	49	1	9	7

Operating income	2,027	1,673	5,918	5,805
Interest expense, net	(307)	(312)	(1,253)	(1,210)
Other loss, net	(69)	(180)	(123)	(229)

Income before income taxes	1,651	1,181	4,542	4,366
Income tax provision	(483)	(409)	(1,526)	(1,484)

Net income	1,168	772	3,016	2,882
Less Net loss attributable to noncontrolling interests	—	1	3	4

Net income attributable to Time Warner Inc. shareholders	$1,168	$773	$3,019	$2,886

Per share information attributable to Time Warner Inc. common shareholders:
Basic net income per common share	$1.24	$0.78	$3.14	$2.74

Average basic common shares outstanding	942.1	992.2	954.4	1,046.2

Diluted net income per common share	$1.21	$0.76	$3.09	$2.71

Average diluted common shares outstanding	966.9	1,010.7	976.3	1,064.5

Cash dividends declared per share of common stock	$0.260	$0.235	$1.040	$0.940

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31,

(Unaudited; millions)

	2012	2011
OPERATIONS
Net income	$3,016	$2,882
Adjustments for noncash and nonoperating items:
Depreciation and amortization	892	922
Amortization of film and television costs	7,210	7,032
Asset impairments	186	44
Loss on investments and other assets, net	69	168
Equity in losses of investee companies, net of cash distributions	88	95
Equity-based compensation	234	225
Deferred income taxes	(150)	135
Changes in operating assets and liabilities, net of acquisitions	(8,069)	(8,055)

Cash provided by operations from continuing operations	3,476	3,448
Cash used by operations from discontinued operations	(34)	(16)

Cash provided by operations	3,442	3,432

INVESTING ACTIVITIES
Investments in available-for-sale securities	(37)	(34)
Investments and acquisitions, net of cash acquired	(668)	(365)
Capital expenditures	(643)	(772)
Investment proceeds from available-for-sale securities	1	16
Other investment proceeds	101	69

Cash used by investing activities	(1,246)	(1,086)

FINANCING ACTIVITIES
Borrowings	1,039	3,037
Debt repayments	(686)	(80)
Proceeds from exercise of stock options	1,107	204
Excess tax benefit from equity instruments	83	22
Principal payments on capital leases	(11)	(12)
Repurchases of common stock	(3,272)	(4,611)
Dividends paid	(1,011)	(997)
Other financing activities	(80)	(96)

Cash used by financing activities	(2,831)	(2,533)

DECREASE IN CASH AND EQUIVALENTS	(635)	(187)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	3,476	3,663

CASH AND EQUIVALENTS AT END OF PERIOD	$2,841	$3,476

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended December 31, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Networks	$1,336	$4	$34	$4	$1,378
Film and TV Entertainment	555	(2)	—	(1)	552
Publishing	201	(6)	5	—	200
Corporate	(95)	—	10	(1)	(86)
Intersegment eliminations	(17)	—	—	—	(17)

Total	$1,980	$(4)	$49	$2	$2,027

Margin(a)	24.3%	(0.1%)	0.6%	—	24.8%

Three Months Ended December 31, 2011

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Networks	$1,144	$(6)	$—	$—	$1,138
Film and TV Entertainment	433	(6)	1	(1)	427
Publishing	224	(17)	—	—	207
Corporate	(83)	—	—	(3)	(86)
Intersegment eliminations	(13)	—	—	—	(13)

Total	$1,705	$(29)	$1	$(4)	$1,673

Margin(a)	20.8%	(0.4%)	—	—	20.4%

Please refer to pages 14 to 16 for additional information on items affecting comparability.

(a)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Year Ended December 31, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Networks	$4,881	$(176)	$34	$(20)	$4,719
Film and TV Entertainment	1,237	(4)	1	(6)	1,228
Publishing	463	(6)	(36)	(1)	420
Corporate	(358)	—	10	(4)	(352)
Intersegment eliminations	(97)	—	—	—	(97)

Total	$6,126	$(186)	$9	$(31)	$5,918

Margin(a)	21.3%	(0.6%)	—	(0.1%)	20.6%

Year Ended December 31, 2011

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Networks	$4,431	$(6)	$(2)	$(7)	$4,416
Film and TV Entertainment	1,279	(21)	9	(4)	1,263
Publishing	580	(17)	—	—	563
Corporate	(336)	—	—	(11)	(347)
Intersegment eliminations	(90)	—	—	—	(90)

Total	$5,864	$(44)	$7	$(22)	$5,805

Margin(a)	20.2%	(0.2%)	—	—	20.0%

Please refer to pages 14 to 16 for additional information on items affecting comparability.

(a)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliations of

Adjusted Net Income attributable to Time Warner Inc. common shareholders to

Net Income attributable to Time Warner Inc. common shareholders and

Adjusted EPS to Diluted Net Income per Common Share

	Three Months Ended		Year Ended
	12/31/12	12/31/11	12/31/12	12/31/11
Asset impairments	$(4)	$(29)	$(186)	$(44)
Gain on operating assets, net	49	1	9	7
Other	2	(4)	(31)	(22)

Impact on Operating Income	47	(32)	(208)	(59)

Investment gains (losses), net	(44)	(167)	(73)	(168)
Amounts related to the separation of Time Warner Cable Inc.	(2)	5	4	(5)
Amounts related to the disposition of the Warner Music Group	(2)	—	(7)	—

Pretax impact	(1)	(194)	(284)	(232)
Income tax impact of above items	41	21	100	43

Impact of items affecting comparability on net income attributable to Time Warner Inc. shareholders	$40	$(173)	$(184)	$(189)

Amounts attributable to Time Warner Inc. shareholders:
Net income	$1,168	$773	$3,019	$2,886
Less Impact of items affecting comparability on net income	40	(173)	(184)	(189)

Adjusted net income	$1,128	$946	$3,203	$3,075

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share	$1.21	$0.76	$3.09	$2.71
Less Impact of items affecting comparability on diluted net income per common share	0.04	(0.18)	(0.19)	(0.18)

Adjusted EPS	$1.17	$0.94	$3.28	$2.89

Average diluted common shares outstanding	966.9	1,010.7	976.3	1,064.5

Asset Impairments

During the three months and year ended December 31, 2012, the Company recognized a $4 million reversal and $174 million of charges, respectively, at the Networks segment in connection with the shutdown of Turner’s general entertainment network, Imagine, in India and TNT television operations in Turkey (the “Imagine and TNT Turkey Shutdowns”) primarily related to certain receivables, including value added tax receivables, inventories and long-lived assets, including Goodwill.

During the three months ended December 31, 2012, the Company also recognized $8 million of other miscellaneous noncash asset impairments consisting of $2 million at the Film and TV Entertainment segment and $6 million at the Publishing segment. In addition, during the year ended December 31, 2012, the Company recognized $4 million of other miscellaneous noncash asset impairments consisting of $2 million at the Networks segment and $2 million at the Film and TV Entertainment segment.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

During the three months ended December 31, 2011, the Company recorded $29 million of noncash impairments. This reflected $6 million at the Networks segment primarily related to a trade name impairment; $6 million at the Film and TV Entertainment segment related to various miscellaneous assets; and $17 million at the Publishing segment, $11 million of which related to a trade name impairment with the remainder relating to other miscellaneous assets. In addition, during the year December 31, 2011, the Company recorded $12 million of noncash impairments of capitalized software costs at the Film and TV Entertainment segment and $3 million of other miscellaneous noncash impairments at the Film and TV Entertainment segment.

Gain on Operating Assets, Net

During the three months and year ended December 31, 2012, the Company recognized $5 million of income and a $36 million loss, respectively, at the Publishing segment in connection with the sale in the first quarter of 2012 of Time Inc.’s school fundraising business, QSP (the “QSP Business”).

During the three months and year ended December 31, 2012, the Company also recognized a $34 million gain at the Networks segment on the settlement of an indemnification obligation related to the 2007 sale of the Atlanta Braves baseball franchise and a $10 million gain at the Corporate segment on the disposal of certain corporate assets. In addition, for the year ended December 31, 2012, the Company recognized $1 million of noncash income at the Film and TV Entertainment segment associated with a fair value adjustment on certain contingent consideration arrangements.

For the three months ended December 31, 2011, the Company recognized a Gain on operating assets of $1 million. For the year ended December 31, 2011, the Company recognized a Gain on operating assets of $7 million, including $9 million of noncash income at the Film and TV Entertainment segment associated with a fair value adjustment on certain contingent consideration arrangements relating to acquisitions.

Other

Other reflects legal and other professional fees related to the defense of securities litigation matters for former employees totaling $3 million for the year ended December 31, 2012 and $2 million and $8 million for the three months and year ended December 31, 2011, respectively.

Other also reflects external costs related to mergers, acquisitions or dispositions, which included a reversal of $2 million and costs of $28 million for the three months and year ended December 31, 2012, respectively, and costs of $2 million and $14 million for the three months and year ended December 31, 2011, respectively. The external costs related to mergers, acquisitions or dispositions for the three months and year ended December 31, 2012 included a reversal of $3 million and charges of $18 million, respectively, related to the Imagine and TNT Turkey Shutdowns.

Investment Gains (Losses), Net

For the three months and year ended December 31, 2012, the Company recognized $48 million and $78 million, respectively, of miscellaneous investment losses, net, including a $43 million noncash impairment related to Central European Media Enterprises Ltd. (“CME”). The year ended December 31, 2012 also included a $16 million loss on an investment in a network in Turkey recognized as part of the Imagine and TNT Turkey Shutdowns. In addition, for the three months and year ended December 31, 2012, the Company recognized noncash income of $4 million and $5 million, respectively, associated with a fair value adjustment on certain options to redeem securities.

For the three months and year ended December 31, 2011, the Company recognized $165 million and $166 million, respectively, of miscellaneous investment losses, net, including a $163 million noncash impairment related to CME. In addition, for both the three months and year ended December 31, 2011, the Company recognized a noncash loss of $2 million associated with a fair value adjustment on certain options to redeem securities.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Amounts Related to the Separation of Time Warner Cable Inc.

For the three months and year ended December 31, 2012, the Company recognized $3 million and $9 million, respectively, of other income related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. (“TWC”) employees. In addition, for both the three months and year ended December 31, 2012, the Company recognized $5 million of other loss related to changes in the value of a TWC tax indemnification receivable.

For the three months and year ended December 31, 2011, the Company recognized $9 million and $4 million, respectively, of other income related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by TWC employees and $4 million and $9 million, respectively, of other loss related to changes in the value of a TWC tax indemnification receivable.

Amounts Related to the Disposition of the Warner Music Group

For the three months and year ended December 31, 2012, the Company recognized $2 million and $7 million of losses, respectively, related to the disposition of the Warner Music Group (“WMG”) in 2004, due primarily to a tax indemnification obligation. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. Such estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items. For the three months and year ended December 31, 2012, the income tax impact includes a $42 million benefit reflecting the reversal of a valuation allowance related to the expected usage of capital loss carryforwards in connection with the Film and TV Entertainment segment’s agreement to sell its investment in a joint venture in Japan. The sale of such investment is expected to close in the first quarter of 2013.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash Provided by Operations from Continuing Operations to Free Cash Flow

	Three Months Ended		Year Ended
	12/31/12	12/31/11	12/31/12	12/31/11
Cash provided by operations from continuing operations	$1,179	$1,302	$3,476	$3,448
Add payments related to securities litigation and government investigations	—	2	3	8
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	5	2	33	14
Add excess tax benefits from equity instruments	25	3	83	22
Less capital expenditures	(217)	(261)	(643)	(772)
Less principal payments on capital leases	(2)	(3)	(11)	(12)

Free Cash Flow	$990	$1,045	$2,941	$2,708

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS

Time Warner Inc. (“Time Warner”) is a leading media and entertainment company, whose businesses include television networks, film and TV entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks, premium pay and basic tier television services and digital media properties; Film and TV Entertainment: consisting principally of feature film, television, home video and videogame production and distribution; and Publishing: consisting principally of magazine publishing and related websites as well as book publishing and marketing businesses.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended		Year Ended
	12/31/12	12/31/11	12/31/12	12/31/11
Intersegment Revenues
Networks	$26	$32	$96	$92
Film and TV Entertainment	164	196	812	854
Publishing	1	12	21	49

Total intersegment revenues	$191	$240	$929	$995

Note 3. FILM AND TV ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended		Year Ended
	12/31/12	12/31/11	12/31/12	12/31/11
Home video and electronic delivery of theatrical product revenues	$985	$1,172	$2,320	$2,866
Home video and electronic delivery of television product revenues	358	426	1,006	877